UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Micropac Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	75-1225149
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1655 State Highway 66 Garland, TX 75040

(Address of Principal Executive Offices)	(Zip Code)

The Micropac Industries, Inc. 2001 Employee Stock Option Plan

(Full title of the plan)

1655 State Highway 66 Garland, TX 75040

(Name and address of agent for service)

(972) 272-3571
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

Micropac Industries, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on February 15, 2001, File No. 333-67560 (the “2001 Form S-8”), with respect to shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Registrant’s 2001 Employee Stock Option Plan (the “2001 Plan”). A total of 500,000 shares of Common Stock were initially registered for issuance under the 2001 Form S-8.

On March 9, 2023, the shareholders of the Registrant approved the Micropac Industries, Inc. 2023 Equity Incentive Plan (the “2023 Plan”), which replaces the Registrant’s former stock option plan, the 2001 Plan. No future awards will be made under the 2001 Plan. According to the terms of the 2023 Plan, any shares issuable under the 2001 Plan, are available for issuance under the 2023 Plan. Of the 500,000 shares registered under the 2001 Form S-8, 500,000 shares (the “Carryover Shares”) remain available for issuance and are hereby deregistered.

Contemporaneously with the filing of this Post-Effective Amendment to Registration Statement on Form S-8, the Registrant is filing a Registration Statement on Form S-8 to register the shares of Common Stock that have become available for offer or sale pursuant to the 2023 Plan.

In accordance with Rule 457(p) of the Securities Act of 1933, as amended, and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment Registration Statement on Form S-8 is hereby filed (i) to reallocate the Carryover Shares from the 2001 Plan to the 2023 Plan, and (ii) to carry over the registration fees paid for the Carryover Shares that were previously registered from the 2001 Form S-8 to the Registration Statement on Form S-8 for the 2023 Plan that is filed contemporaneously with the filing of this Post-Effective Amendment to Registration Statement on Form S-8.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Garland, State of Texas, on June 18, 2024.

MICROPAC INDUSTRIES, INC.

By:	/s/ Gerald Tobey
Registrant

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Mark W. King Mark W. King	President, Chief Executive Officer and Director (Principal Executive Officer)	June 18, 2024

/s/ Patrick S. Cefalu Patrick S. Cefalu	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 18, 2024

/s/ Robert Hempel Robert Hempel	Director	June 18, 2024

/s/ Donald Robinson Donald Robinson	Director	June 18, 2024

/s/ Christine Dittrich Christine Dittrich	Director	June 18, 2024

/s/ Gerald Tobey Gerald Tobey	Director	June 18, 2024

/s/ Shaunna Balck Shaunna Black	Director	June 18, 2024